LIMITED POWER OF ATTORNEY

TO SIGN FORMS 3, 4, 5, 144 AND UPDATING OF EDGAR ACCESS CODES

The undersigned director/officer of Anixter International Inc. ("Issuer") hereby authorizes Bob Eck, John Dul, Dennis Letham, Michele Nelson or any employee of the Issuer designated by any of them who is responsible for assisting insiders with compliance with the Federal securities laws, to sign on behalf of the undersigned any Forms 3, 4, 5, 144 and for updating and maintaining EDGAR Access Codes, that are required to be filed from time to time with the Securities and Exchange Commission or the New York Stock Exchange. Such forms shall be completed from the information furnished by me to the Issuer and the information in the Issuer's records.
This authority shall remain in effect until either I am no longer obligated to report transactions pursuant to Section 16(a) of the Securities Exchange Act of 1934 or the authority has been revoked in writing by me.

Dated this 15th day of September, 2009.

Signed:  /s/ Theodore Dosch

Printed Name:   Theodore Dosch